Exhibit 5.1

650 Page Mill Road
Palo Alto, CA 94304-1050
PHONE 650.493.9300
FAX 650.493.6811
www.wsgr.com

OPINION OF WILSON SONSINI GOODRICH & ROSATI,

PROFESSIONAL CORPORATION

August 5, 2009

Cost Plus, Inc.

200 4th Street

Oakland, CA 94607

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on August 5, 2009 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 1,800,000 shares of your common stock, par value $0.001 per share (the “Shares”), authorized for issuance under the Company’s 2004 Stock Plan, as amended and restated, and its 1996 Director Option Plan, as amended and restated (collectively, the “Plans”) as follows: 1,500,000 shares under the 2004 Stock Plan, as amended and restated and 300,000 shares under the 1996 Director Option Plan, as amended and restated. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI, P.C.

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

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